         As filed with the Securities and Exchange Commission on April 26, 2000

File No. 333-35440                          Commission file number:            .
--------------------------                  ------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                  BROADBAND WIRELESS INTERNATIONAL CORPORATION
                  --------------------------------------------
             (Exact name of registrant as specified in its charter)

               Nevada                              7370                            75-1441442
               ------                              ----                            ----------
    (State or Other Jurisdiction             (Primary Standard                     (Employer
          of Incorporation               Industrial Classification               Identification
          or Organization)                         Code)                             Number)

                  1301 AVENUE M, PO BOX 31, CISCO, TEXAS 76437
               --------------------------------------------------
          (Address, Including Zip Code, of Principal Executive Offices)

     2000 STOCK OPTION PLAN OF BROADBAND WIRELESS INTERNATIONAL CORPORATION
     ----------------------------------------------------------------------
                            (Full Title of the Plan)

                                  IVAN W. WEBB
                  BROADBAND WIRELESS INTERNATIONAL CORPORATION
                            1301 AVENUE M, PO BOX 31
                               CISCO, TEXAS 76437
                                 (254) 442-3968
     ----------------------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I are being separately provided to the Registrant's employees, officers, directors and consultants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended; including the Section 10(a) Prospectus set forth below.

                            SECTION 10(A) PROSPECTUS
                                       OF
                            2000 STOCK OPTION PLAN OF
                  BROADBAND WIRELESS INTERNATIONAL CORPORATION


April 26, 2000: This document constitutes part of a prospectus covering securities of BroadBand Wireless International Corporation, a Nevada corporation (the "Company"), that have been registered under the Securities Act of 1933, as amended (the "Securities Act"). This document, a Section 10(a) Prospectus, contains and constitutes four sections:

     o    The first section found below is Item 1. Plan Information.

     o The second section found below is Item 2. Registrant Information and Employee Plan Annual Information.

     o The third section is our latest Form 10-KSB, for the fiscal year ended March 31, 1999, which is incorporated herein by this reference, which you are being provided simultaneously with this document.

     o The fourth section is a Stock Option Agreement and Exercise Notice which you are being provided simultaneously with this document, which must be completed and submitted to us within the time allowed together with the exercise price if you wish to exercise options.

ITEM 1.    PLAN INFORMATION.

GENERAL PLAN INFORMATION. Our board of directors ("Board") has adopted the 2000 Stock Option Plan of Broadband Wireless International Corporation ("Plan"). The Board originally approved the preparation of a stock option plan on November 29, 1999 and adopted the final and amended Plan on April 17, 2000. The Plan is intended to:

     o encourage selected officers, directors, employees and consultants to improve operations and increase profits of us or our affiliates;

     o encourage selected officers and employees to accept or continue employment with us or our affiliates; and

     o increase the interest of selected officers, directors, employees and consultants in our welfare through participation in any growth in value of the Common Stock.

Pursuant to the Plan, the Board can authorize the granting of options to purchase ("Options") up to an aggregate of eight million shares ("Option Shares") of our common stock, par value $0.0125 per share ("Common Stock"). The term of the Plan is five years or until the Options have been exercised for all 8,000,000 shares subject to the Plan, whichever is earlier, although the Board may terminate the Plan earlier without shareholder consent except with respect to Options then outstanding. Also, an Option exercisable by an employee, other than a director or consultant, will terminate three months after termination of employment with us. The Board may amend the Plan at any time. Without the consent of an optionee, however, no amendment may affect outstanding Options except to conform the Plan and Options granted under the Plan to securities or tax laws relating to the Options. No amendment requires shareholder approval unless the Board concludes that shareholder approval is advisable.

The Board has established an Option Committee, which consists of two of our directors, to serve as Plan Administrator to manage the Plan. The Option Committee does the following:

     o    interprets the Plan;

     o    determines which persons receive Options;

     o    decides the number of shares subject to the Options; and

     o establishes other terms of the Options not already established in the Plan.

The actions of the Option Committee are binding on all persons.

Directors of our Board are elected at each annual meeting of our shareholders. The term each director serves is one year. If an annual meeting of our shareholders is not held, however, each director serves until his successor is duly appointed. If a vacancy in the Option Committee arises, then the vote of a majority of the Board will select a successor, or, if the vacancy is not filled by the remaining Board, then the vote of shareholders may also elect a successor to fill such vacancy. Option Committee members serve for one year or until their successors are appointed by the Board. Option Committee members can be removed or appointed at any time for any reason by the majority vote of the Board, and may, in the discretion of the Board, include more than two directors.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code").

Information concerning any changes in the Plan or the Option Committee will be provided in the future either in our proxy statements, annual or other reports, or in amendments to this document. Requests for additional Plan information should be addressed to us at Option Committee, BroadBand Wireless International Corporation, 1301 Avenue M, P.O. Box 31, Cisco, Texas 76437, telephone number
(254) 442-3968.

SECURITIES TO BE OFFERED. The Plan provides for the issuance of up to 8 million shares of Common Stock. The Common Stock has been registered under Section 12 of the Securities Exchange Act of 1934.

EMPLOYEES WHO MAY PARTICIPATE IN THE PLAN. The Option Committee will determine, in its discretion, which of our employees are eligible to receive Options under the Plan. The term "employee" includes any employee, director, officer, or consultant or advisor of the Company or any of its subsidiaries. However, consultants and advisors must render bona fide services which are either not:

     o in connection with the offer or sale of securities in a capital-raising transaction; or

     o directly or indirectly related to the promotion or maintenance of a market in our securities.

PURCHASE OF SECURITIES PURSUANT TO THE PLAN AND PAYMENT FOR SECURITIES OFFERED. Options granted under the Plan will be exercisable for a term of not more than five years from the date of grant. Each Option granted may have a different term as determined by the Option Committee. Options may be granted for different amounts of Option Shares, and may be exercisable at different times and for different amounts of Option Shares, all as determined by the Option Committee. If an Option granted under the

Plan should expire or terminate for any reason without having been exercised in full, then the shares not purchased subject to that Option would again be available for grant under the Plan.

The exercise price payable to us for Option Shares will be determined by the Option Committee, in its discretion, at the time Options are granted. Each Option granted may have a different exercise price. The exercise of any Option will be contingent on receipt by us of the exercise price paid in either cash, certified or personal check payable to us.

The Option Shares and the exercise price of outstanding Options are subject to proportionate adjustment in the event of a stock dividend on the Common Stock or a change in the number of issued and outstanding shares of Common Stock as a result of a stock split, consolidation, or other recapitalization. Also, in connection with:

     o any merger, consolidation, acquisition, separation, or reorganization in which more than 50% of the outstanding shares of the Company are converted into cash or into another security;

     o any dissolution or liquidation of the Company or any partial liquidation involving 50% or more of the assets of the Company;

     o    any sale of more than 50% of the Company's assets; or

     o    any like occurrence in which the Company is involved;

the Option Committee may, in its absolute discretion, do one or more of the following upon ten days' prior written notice to all optionees:

     o    accelerate any vesting schedule to which an Option is subject;

     o cancel Options upon payment to each optionee in cash, with respect to each Option to the extent then exercisable, of any amount which, in the absolute discretion of the Option Committee, is determined to be equivalent to any excess of the market value (at the effective time of such event) of the consideration that such optionee would have received if the Option had been exercised before the effective time of such event over the exercise price of the Option;

     o shorten the period during which such Options are exercisable (provided they remain exercisable), to the extent otherwise exercisable, but not less than at least ten days after the date the notice is given); or

     o arrange that new option rights be substituted for the option rights granted under this Plan, or that the Company's obligations as to Options outstanding under this Plan be assumed by another employer corporation.

The Plan is not subject to ERISA and the securities are being issued by us and not purchased on the open market or otherwise.

RESALE OF COMMON STOCK. The Option Shares have been initially registered pursuant to a Form S-8 registration statement filed by us. Subsequent resales of shares obtained pursuant to the Plan may be eligible for immediate resale if a resale exemption from registration is available. We make no statement as to subsequent salability of specific shares obtained pursuant to the Plan and urge any persons seeking to sell shares so obtained to seek independent legal counsel.

As may be applicable for subsequent resale of shares obtained from the Plan, the Option Committee believes that we have filed all reports and other materials required to be filed during the preceding 12 months under the Securities Exchange Act of 1934 as of April 21, 2000.

TAX EFFECTS OF PLAN PARTICIPATION AND NONSTATUTORY OPTIONS. The following discussion of the federal income tax consequences of participation in the Plan is only a summary, does not purport to be complete, and does not cover, among other things, state and local tax consequences. Additionally, differences in participants' financial situations may cause federal, state, and local tax consequences of participation in the Plan to vary. Therefore, each participant in the Plan is urged to consult his or her own accountant, legal or other advisor regarding the tax consequences of participation in the Plan. This discussion is based on the provisions of the Code in effect as of April 21, 2000.

The difference between the fair market value of the Common Stock received by those who exercise Options and the exercise price will be deemed to be compensation for services which is ordinary income under the Code. As with other forms of compensation, federal and state withholding taxes generally will be due with respect to the exercise of the options and must be paid to us by those exercising the Options. The amount of this payment will be determined by us.

FORFEITURES AND PENALTIES. If an Optionee does not pay us the withholding taxes discussed above the Option will terminate with respect to any unexercised Option Shares and we will have the right to take legal action against the Optionee to collect the amount due.

ASSIGNMENT OF INTEREST. No Option granted under the Plan is assignable or otherwise transferable by the optionee except by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order. During the life of the optionee, an Option is exercisable only by the optionee; provided that if the optionee is subject to a disability as defined in the Plan, the optionee, or the optionee's personal representative, may exercise the Option and, in the event of the optionee's death, the optionee's estate or a legal representative thereof, may exercise the Option.

ANY INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION.

RISKS CREATED BY OUR HISTORY OF LOSSES AND OUR EXPECTED FUTURE LOSSES. Before our entry into the telecommunication business in January, 2000, we were an oil and gas company which had very limited activity from 1986 to 1999. We have incurred losses since our entry into the telecommunication business, which includes:

     o    the broadband wireless access market;

     o    prepaid international debit cards; and

     o    the build out of satellite earth stations;

and we expect to continue to incur net losses for the foreseeable future. If our revenues do not increase or if our expenses increase at a greater pace than our revenues, then we will never become profitable.

RISKS CREATED BY OUR EXTREMELY LIMITED OPERATING HISTORY, WHICH LIMITS YOUR ABILITY TO EVALUATE OUR BUSINESS AND INCREASES THE RISK OF YOUR INVESTMENT. We have an extremely limited operating history in the telecommunication business, and the revenue and income potential of our business and market are unproven. This limits your ability to evaluate our prospects due to:

     o our limited historical financial data from our telecommunication products;

     o    our unproven potential to generate profits; and

     o our limited experience in addressing emerging trends that may affect our business.

We face risks and uncertainties relating to our ability to implement our business plan successfully. You should consider our prospects in light of the risks, expenses and difficulties we may encounter.

RISK OF OUR STOCK PRICE DECLINING BECAUSE OF OUR FLUCTUATING OPERATING RESULTS. Our operating results are likely to vary significantly in the future. These variations result from a number of factors, including:

     o the uncertain timing and level of market acceptance for our systems and products;

     o    reductions in pricing by us or our competitors;

     o the mix of systems and products sold by us and the mix of sales channels through which they are sold; and

     o changes in the prices or delays in deliveries of the components we purchase or license.

A delay in the recognition of revenue, even from one customer, may have a significant negative impact on our results of operations for a given period.

Period-to-period comparisons of our results of operations are not possible because of our limited operating history. If our operating results fall below the expectations of investors in future periods, then our share price will likely decline. Also, we expect only a small portion of our expenses to vary with our revenues. If revenue levels for a quarter fall below our expectations, then we will not be able to timely adjust expenses accordingly, which would harm our operating results in that period.

RISK THAT THE COMMUNICATIONS AND INTERNET INDUSTRIES DO NOT CONTINUE TO GROW AND EVOLVE IN A MANNER FAVORABLE TO US OR OUR BUSINESS STRATEGY. Our future success depends on the continued growth of the communications industry and, in particular, the Internet. The global communications and Internet industries are evolving rapidly, and it is difficult to predict growth rates or future trends in technology development.

In addition, the deregulation, privatization and economic globalization of the worldwide communications market, that have resulted in increased competition and escalating demand for new technologies and services, may not continue in a manner favorable to us or our business strategies. In addition, the growth in demand for Internet services and the resulting need for high-speed or enhanced communications products may not continue at its current rate or at all.

RISKS CREATED BY TECHNOLOGICAL CHANGE. The telecommunication industry is rapidly evolving and is subject to technological change and innovation. If we do not develop new systems and products in response to customer requirements or in a timely way, then customers may not buy our products, which would seriously harm our business. We may experience design or manufacturing difficulties that could delay or prevent our development, introduction or marketing of new systems and products, any of which could cause us to incur unexpected expenses or lose revenues. If we are unable to comply with diverse, new or varying governmental regulations or industry standards in each of the many worldwide markets in which we compete, we may not be able to respond to customers in a timely manner, which would harm our business.

RISK OF COMPETITION DECREASING OUR MARKET SHARE, NET REVENUES AND GROSS MARGINS. The market for our systems and products is intensely competitive, rapidly evolving and subject to rapid technological change. Most of our competitors and potential competitors have substantially greater financial, technical, distribution, marketing and other resources than we have. Thus, they may be able to respond more quickly to new or changing opportunities, technologies and other developments. In addition, many of our competitors have:

     o    longer operating histories;

     o    greater name recognition; and

     o established relationships with system integrators and service providers.

We may not be able to compete successfully against our current and future competitors and competitive pressures may seriously harm our business.

COMPETITION MAY RESULT IN LOWER AVERAGE SELLING PRICES AND WE MAY BE UNABLE TO REDUCE OUR COSTS AT OFFSETTING RATES, WHICH MAY IMPAIR OUR ABILITY TO ACHIEVE OR MAINTAIN PROFITABILITY. We expect that price competition among our competitors will reduce our gross margins in the future. We anticipate that the average selling prices of our systems and products will continue to decline as product technologies mature. These declines in average selling prices will generally lead to declines in gross margins and total profitability for these systems and products. Also, because we do not manufacture our own systems and products, we may be unable to reduce our manufacturing costs in response to declining average per unit selling prices. If we are unable to reduce our costs to offset declines in average selling prices, then we may not be able to achieve or maintain profitability.

On the other hand, our competitors may be able to achieve greater economies of scale and may be less vulnerable to the effects of price competition than we are.

RISKS ASSOCIATED WITH DEPENDING ON A LIMITED NUMBER OF CONTRACT MANUFACTURERS. We currently have relationships with a limited number of contract manufacturers for the manufacturing of our systems and products. These relationships may be terminated by either party with little or no notice. For example, any failure of necessary worldwide manufacturing capacity to rise along with a rise in demand could result in our subcontract manufacturers allocating available capacity to larger customers or to customers that have long-term supply contracts in place. If our manufacturers are unable or unwilling to continue manufacturing our systems and products in required volumes, then we would have to identify qualified alternative manufacturers, which would result in delays that could cause our results of operations to suffer. Our limited experience with these manufacturers does not provide us with a reliable basis on which to project their ability to meet delivery schedules, yield targets or costs.

If we are required to find alternative manufacturing sources, then we may not be able to satisfy our production requirements at acceptable prices and on a timely basis, if at all. Any significant interruption in supply would affect the allocation of systems or products to customers, which in turn could seriously harm our business.

RISK OF LOSS OF COMPONENT SUPPLIERS. We currently obtain key components from a limited number of suppliers. We generally do not have long-term supply contracts with our suppliers. These factors present us with the following risks:

     o delays in delivery or shortages in components, which are typical in our industry, could interrupt and delay manufacturing and result in cancellation of orders for our systems and products;

     o suppliers could increase component prices significantly and with immediate effect;

     o we may not be able to develop alternative sources for components, if or as required in the future;

     o suppliers could discontinue the manufacture or supply of components used in our systems or products, which might cause us to modify our systems or products and could result in delays in shipments, increased manufacturing costs and increased prices; and

     o to compensate for potential component shortages or discontinuation, we may be required to hold more inventory than is immediately needed which increases our costs.

The occurrence of any of these or similar events would harm our business.

RISKS ASSOCIATED WITH THE LOSS OF ONE OR MORE OF OUR KEY CUSTOMERS. We expect that we will depend on a relatively limited number of customers for a substantial portion of our revenues in future periods. The loss of a major customer or the reduction, delay or cancellation of orders from one or more of our customers could seriously harm our ability to sustain revenue levels, which would seriously harm our operating results.

RISK ASSOCIATED WITH NOT HAVING LONG-TERM CUSTOMER CONTRACTS. We sell our systems and products based on individual purchase orders. Our customers are generally not obligated by long-term contracts to purchase our systems and products. Thus, they can generally cancel or reschedule orders on short notice and can discontinue using our systems or products at any time.

The inability to retain our customers and increase their orders would seriously harm our business.

RISK BECAUSE OF OUR LONG PRODUCT DEVELOPMENT PROCESS AND SALES CYCLE. The sales cycle associated with our systems and products can be lengthy and subject to a number of significant risks over which we have little or no control. For example, a customer's decision to purchase many of our systems and products typically involve the following:

     o    a significant technical evaluation;

     o formal internal procedures associated with capital expenditure approvals; and

     o    testing and acceptance of new systems that affect key operations.

Our next-generation systems and products are expected to have even longer sales cycles and involve demonstrations, field trials and other evaluation periods, which will further lengthen the sales cycle. Because of the growing sales cycle and the possibility that we may rely on a concentrated number of customers for our revenues, our operating results could be seriously harmed if our revenues do not materialize when anticipated, or at all.

RISK CREATED BY EXPANSION. We are actively expanding our operations by acquiring other businesses as subsidiaries. In this regard, we have acquired two businesses since January, 2000 which are operating as subsidiaries and we are negotiating to acquire other businesses. This growth has placed, and will continue to place, a significant strain on our managerial, operational and financial resources. There is a risk that we may not have made adequate allowances for the costs and risks associated with this expansion.

To manage growth effectively, we must, among other things:

     o improve and expand our information and financial systems, and managerial procedures and controls;

     o    hire, train, manage and retain qualified employees; and

     o effectively manage relationships with our customers, suppliers and other third parties.

There is a risk that our systems, procedures or controls may not be adequate to support our operations, and our management may be unable to offer and expand our product categories successfully. Any delay in implementing, or transitioning to, new or enhanced systems, procedures or controls may seriously harm our ability to record and report financial and management information on a timely and accurate basis or otherwise manage our expanding operations. If we are unable to do so effectively, then our business may be seriously harmed.

RISKS OF ACQUIRING NEW AND COMPLEMENTARY BUSINESSES, PRODUCTS OR TECHNOLOGIES. We have and are making investments in complementary companies, products or technologies as described above in "Risk Created By Expansion". If we acquire a company, then we may have difficulty integrating that company's personnel, operations, products and technologies. These difficulties may:

     o    disrupt our ongoing business;

     o    distract our management and employees; and

     o    increase our expenses.

Moreover, the anticipated benefits of any acquisition may not be realized.

Future acquisitions, which are anticipated, could result in various factors which could seriously harm our business such as:

     o    dilutive issuances of equity securities;

     o    the incurrence of debt;

     o    contingent liabilities or amortization expenses related to goodwill;
          and

     o other intangible assets and the incurrence of large and immediate write-offs.

RISK OF LOSS OF KEY PERSONNEL AND IF OUR SENIOR MANAGEMENT TEAM IS UNABLE TO WORK TOGETHER EFFECTIVELY, THEN OUR BUSINESS MAY BE SERIOUSLY HARMED. Our future success depends in large part on the continued services of our senior management and key personnel. We do not carry key person life insurance on our senior management or key personnel. Any loss of the services of senior management or other key personnel could seriously harm our business.

Also, most of our existing senior management personnel joined us in the last three months. As a result, our senior management team has had a limited time to work together. If they are unable to work together effectively to manage our telecommunication business and organization as a public company, then our business may be seriously harmed.

RISKS ASSOCIATED WITH INABILITY TO ATTRACT, TRAIN AND RETAIN QUALIFIED ENGINEERS, MARKETING, SALES AND TECHNICAL SUPPORT PERSONNEL. There is a risk we may not be able to hire and retain necessary personnel which would result in our business not developing, and our operating results being harmed.

For example, we will need to hire additional engineers and highly trained technical support personnel in order to succeed. We will need to increase our technical staff to support new customers and the expanding needs of existing customers, as well as for our continued research and development operations. Hiring engineers, marketing, sales and technical support personnel is very competitive in our industry because of the limited number of people available with the necessary skills and understanding of our products. Our systems and products also require a sophisticated marketing and sales effort targeted at several levels within a prospective customer's organization. Competition for qualified sales personnel is intense, and we may not be able to hire sufficient sales personnel to support our marketing efforts.

RISK ASSOCIATED WITH OPERATIONS IN INTERNATIONAL MARKETS. We expect that international sales will account for a significant portion of our revenues. Our reliance on international sales and operations exposes us to foreign political and economic risks, which may impair our ability to generate revenues. Any of the difficulties of conducting business internationally which are described below could seriously harm our business. These risks include:

     o    economic and political instability;

     o    trade restrictions;

     o    more limited protection of intellectual property rights;

     o    changes in regulatory requirements;

     o changes in licensing frequencies to service providers for our broadband wireless access markets; and

     o    import or export licensing requirements and tariffs.

For example, the emergence or evolution of regulations and industry standards for our systems and products, through official standards committees or widespread use by operators, could require us to modify our systems and products, which may be time-consuming, and to incur substantial compliance costs. Radio frequencies are subject to extensive regulation under the laws of the United States, foreign laws and international treaties, and each country may have different regulations and regulatory processes for wireless communications equipment and uses of radio frequencies. Failure by the regulatory authorities to allocate suitable, sufficient radio frequencies to potential customers in a timely manner could result in the delay or loss of potential orders for our systems in the broadband wireless access market.

We are also subject to export control laws and regulations with respect to all of our products and technology. We are subject to the risk that more stringent export control requirements could be imposed in the future on product classes that include products exported by us, which would result in additional compliance burdens and could impair the enforceability of our contract rights. We may not be able to renew our export licenses as necessary from time to time. In addition, we may be required to apply for additional licenses to cover modifications and enhancements to our products. Any revocation or expiration of any requisite license, the failure to obtain a license for product modifications and enhancements, or more stringent export control requirements could seriously harm our business.

RISK OF INFRINGEMENT CLAIMS HARMING OUR ABILITY TO SELL OUR PRODUCTS AND RESULTING IN SUBSTANTIAL LIABILITIES. We expect that we will increasingly be subject to license offers and infringement claims as the number of products and competitors in our market grows and the functionality of products overlaps. For example, third parties could assert, and it could be found, that our technologies infringe their proprietary rights. We could incur substantial costs to defend any litigation, and intellectual property litigation could force us to do one or more of the following:

     o    obtain licenses to the infringing technology;

     o    pay substantial damages under applicable law;

     o    cease the manufacture, use and sale of infringing products; or

     o    expend significant resources to develop non-infringing technology.

Thus, any infringement claim or litigation against us could significantly harm our business, operating results and financial condition.

RISK OF FAILING TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY. Our success depends in part on our ability to protect our proprietary technologies. We rely on a combination of patent, copyright and trademark laws, trade secrets and confidentiality, and other contractual provisions to establish and protect our proprietary rights. Our pending or future patent applications may not be approved and the claims covered by the applications may be reduced. Even if our patents are allowed they may not be of sufficient scope or strength, and others may independently develop similar technologies or products, or design around our patents. Thus, our patents may not provide us competitive advantages. Litigation, which could result in substantial costs and diversion of effort by us, may also be necessary to enforce any patents issued or licensed to us or to determine the scope and validity of third-party proprietary rights. Any litigation, regardless of outcome, could be expensive and time consuming, and adverse determinations in the litigation could seriously harm our business.

RISKS OF UNDETECTED HARDWARE DEFECTS OR SOFTWARE ERRORS MAY INCREASE OUR COSTS AND IMPAIR THE MARKET ACCEPTANCE OF OUR SYSTEMS. Our systems and products may contain undetected defects or errors. This may result either from:

     o    defects in components supplied by third parties; or

     o    errors in our systems and products that we have failed to detect.

These defects or errors are likely to be found from time to time in new or enhanced products and systems after we have delivered them to our customers.

Our customers integrate our systems and products into their networks with components from other vendors. Thus, when problems occur it may be difficult to identify the component that caused the problem. Regardless of the source of these defects or errors, we will need to divert the attention of our engineering personnel to address the defect or error. We may incur significant warranty and repair costs related to defects or errors, and we may also be subject to liability claims for damages related to these defects or errors.

Also, the occurrence of defects or errors, whether caused by our systems or products or the components of another vendor, may result in significant customer relation problems and injury to our reputation and may impair the market acceptance of our systems and products.

RISKS ASSOCIATED WITH THE BROADBAND WIRELESS MARKET. Part of our future success depends on high-speed wireless communications products gaining market acceptance as a means to provide voice and data communications services. Because these markets are relatively new, it is difficult to predict which market segments will develop or expand. We have recently invested and expect to continue to invest significant time and resources in the development of new products for this market. If service providers adopt technologies other than the high-speed access and other wireless technologies that we offer, then we will not be able to sustain or expand our business.

Well-capitalized companies such as Cisco Systems, Lucent Technologies, Nortel Networks, Newbridge Networks and other vendors have announced plans to enter, or are potential entrants into, the broadband wireless market. Most of these competitors have existing relationships with one or more of our prospective customers. We also face competition from other technologies such as digital subscriber line, fiber, and cable.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, AND THERE IS A RISK OF NOT BEING ABLE TO SECURE ADEQUATE FUNDS ON ACCEPTABLE TERMS. We expect that in the near future we will need to raise additional funds for working capital and a number of other uses, including:

     o    implementing further marketing and sales activities;

     o    acquiring complementary technologies or businesses;

     o    expanding research and development programs; and

     o    hiring additional qualified personnel.

We expect that we may have to raise funds even sooner in order to:

     o    fund more rapid expansion;

     o    respond to competitive pressures; or

     o    otherwise respond to unanticipated requirements.

If we raise additional funds through the issuance of equity or convertible debt securities, then the percentage ownership of our existing stockholders will be reduced. We may not be able to obtain additional funds on acceptable terms, or at all.

If we cannot raise needed funds on acceptable terms, then we may not be able to:

     o    maintain or increase our ongoing operations;

     o    complete our planned expansion;

     o    take advantage of acquisition opportunities;

     o    develop or enhance systems or products; or

     o    respond to competitive pressures.

This potential inability to raise funds on acceptable terms could seriously harm our business.

BECAUSE OUR PRINCIPAL STOCKHOLDERS AND MANAGEMENT HAVE THE ABILITY TO CONTROL STOCKHOLDER VOTES THE PREMIUM OVER MARKET PRICE THAT AN ACQUIRER MIGHT OTHERWISE PAY MAY BE REDUCED AND ANY MERGER OR TAKEOVER MAY BE DELAYED. Our management collectively owns approximately 15% of our outstanding common stock. As a result, these stockholders, acting together, anticipate that they will be able to control the outcome of all matters submitted for stockholder action, including:

     o    electing members to our board of directors;

     o    approving significant change-in-control transactions;

     o determining the amount and timing of dividends paid to themselves and to our public stockholders; and

     o    controlling our management and operations.

This concentration of ownership may have the effect of impeding a merger, consolidation, takeover or other business consolidation involving us, or discouraging a potential acquirer from making a tender offer for our shares. This concentration of ownership could also negatively affect our stock's market price or decrease any premium over market price that an acquirer might otherwise pay.

RISK THAT THE NASDAQ NATIONAL MARKET IS LIKELY TO CONTINUE TO EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS. The market price of our shares is likely to be highly volatile and could be subject to wide fluctuations in response to numerous factors, including the following:

     o actual or anticipated variations in our quarterly operating results or those of our competitors;

     o announcements by us or our competitors of new products or technological innovations;

     o    introduction and adoption of new industry standards;

     o changes in financial estimates or recommendations by securities analysts;

     o    changes in the market valuations of our competitors;

     o announcements by us or our competitors of significant acquisitions or partnerships; and

     o    sales of our common stock.

Many of these factors are beyond our control and may negatively impact the market price of our common stock, regardless of our performance.

In addition, the stock market in general, and the market for technology companies in particular, has been highly volatile. Our common stock may not trade at the same levels of shares as those of other technology companies and shares of technology companies, in general, may not sustain their current market prices. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm our business and operating results.

OUR MANAGEMENT HAS BROAD DISCRETION IN USING THE PROCEEDS FROM THE EXERCISE OF THE OPTIONS, WHICH MIGHT NOT BE USED IN WAYS THAT IMPROVE OUR OPERATING RESULTS OR INCREASE OUR MARKET VALUE. Our management will have broad discretion as to how the net proceeds from the exercise of the options will be used, including uses which may not improve our operating results or increase our market value.

PROVISIONS OF OUR GOVERNING DOCUMENTS AND NEVADA LAW COULD DISCOURAGE ACQUISITION PROPOSALS OR DELAY A CHANGE IN CONTROL. We anticipate that we will amend and restate our certificate of incorporation and bylaws. Our amended and restated certificate of incorporation and bylaws will contain anti-takeover provisions that could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to stockholders. Specifically:

     o our board of directors will have the authority to issue common stock and preferred stock and to determine the price, rights and preferences of any new series of preferred stock without stockholder approval;

     o super-majority voting will be required to amend key provisions of our certificate of incorporation and by-laws;

     o there will be limitations on who can call special meetings of stockholders;

     o    stockholders will not be able take action by written consent; and

     o advance notice will be required for nominations of directors and for stockholder proposals.

In addition, provisions of Nevada law and our stock option plans may also discourage, delay or prevent a change of control or unsolicited acquisition proposals.

FUTURE SALES OF OUR COMMON STOCK COULD DEPRESS OUR STOCK PRICE. We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will depress the market price for our common stock or our ability to raise capital by offering equity securities. Sales of substantial amounts of common stock, or the perception that these sales could occur, may depress prevailing market prices for the common stock. If all the shares subject to the plan are issued, then 93,856,537 shares of common stock will be outstanding.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cisco, State of Texas, on April 25, 2000.

                              BROADBAND WIRELESS INTERNATIONAL CORPORATION

                              By: /s/ Ivan W. Webb                             .
                                  ----------------------------------------------
                                  Ivan W. Webb, President


                                POWER OF ATTORNEY

The undersigned directors and officers of BroadBand Wireless International Corporation hereby constitute and appoint Ivan W. Webb, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorney-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorney-in-fact, or his substitute, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/  Ivan W. Webb                                                April 25, 2000
---------------------------------------                          --------------
Ivan W. Webb, President and Director                             Date

/s/  Tommy K. Hill                                               April 25, 2000
---------------------------------------                          --------------
Tommy K. Hill, Chief Financial Officer                           Date

/s/  Gifford Dieterle                                            April 25, 2000
---------------------------------------                          --------------
Gifford Dieterle, Director                                       Date

/s/  Howard B. Siegel                                            April 25, 2000
---------------------------------------                          --------------
Howard B. Siegel, Director                                       Date

                                INDEX TO EXHIBITS

             Exhibit No.                           Location                           Description of Exhibit
             -----------                           --------                           ----------------------

                 4.1                             Filed Herewith                     2000 Stock Option Plan of
                                                                                    the Company

                 5.1                             Previously Filed                   Opinion of Counsel

                23.1                             Filed Herewith                     Consent of Jackson &
                                                                                    Rhodes P.C.

                23.2                             Previously Filed                   Consent of Counsel